AMENDED AND RESTATED
                        EXECUTIVE EMPLOYMENT AGREEMENT


This Amended and Restated Executive Employment Agreement is entered into this 20th day of March, 1995, between FirsTier Financial, Inc., a Nebraska corporation (the "Company") and David
A. Rismiller, an individual of Omaha, Nebraska ("Rismiller"). This Agreement supercedes three separate letter agreements dated April 5, April 18 and June 6, 1988; an Executive Employment Agreement dated September 1, 1988 (herein the "Original Executive Employment Agreement") and certain amendments to the Original Executive Employment Agreement dated January 18, 1991, and February 1, 1993.

1.   POSITION AND TITLES.

     The Company hereby employs Rismiller as the president and chief operating officer of the Company and as president and chief executive officer of FirsTier Bank, National Association, Omaha. The Company may promote Rismiller to other positions at the Company and its operating subsidiaries. At all times while this Agreement is in effect, Rismiller will maintain the positions and titles and shall have such responsibility and authority as is consistent with the dignities of those positions and titles.

2.   DIRECTORSHIPS.

     The Company agrees to cause Rismiller to be elected a director of FirsTier Bank, National Association, Omaha, and FirsTier Bank, National Association, Lincoln, and to continue to propose Rismiller as a nominee for election to the Board of Directors of the Company, for as long as Rismiller is an employee of the Company.

3.   REMUNERATION.

     The Company agrees that for the fiscal year ending December 31, 1988, Rismiller will be paid a base salary at the annual rate of not less than $200,000, plus a bonus of not less than $50,000. After such fiscal year, Rismiller's salary shall be subject to review and adjustment but shall never be at an annual rate of less than $200,000 and shall be payable in accordance with the Company's regular payroll periods. Further, effective for the fiscal year ending December 31, 1989 and thereafter, Rismiller will have an opportunity for an incentive bonus under the Company's Annual Performance Incentive Plan. A copy of the Plan and related bonus agreement is attached hereto as Exhibit 1.

4.   HOUSING AND RELOCATION EXPENSES.

     Rismiller agrees that the Company's obligations to Rismiller under Paragraph 4 of the Original Executive Employment
     Agreement have been satisfied in full.

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5.   OTHER BENEFITS.

     Rismiller shall be entitled to receive all employment benefits available to other employees of the Company. Further, the Company will provide and pay for initiation fees, dues, assessments and other club fees and charges at the Omaha Country Club and will provide Rismiller a Cadillac, Lincoln Continental or comparable automobile for his use. The Company hereby confirms that the Compensation Committee of the Board of Directors of the Company has designated Rismiller as a participant in the Company's Executive Death Benefit Plan and in the Supplemental Retirement Plan. Further, the Company agrees that during the term of this Agreement Rismiller will be covered by a mutually satisfactory disability plan. Rismiller is hereby granted the option to assume any such disability plan.

     The Company and Rismiller agree that if Rismiller's employment is terminated by the Company, for any reason, at any time or within 180 days after a Change in Control (defined below) of the Company, and if Rismiller is not 100% vested in both the FirsTier Financial, Inc. Profit Sharing Investment Plan and the FirsTier Financial, Inc. Retirement Plan, Rismiller, upon termination, shall receive a payment equal to the present value of the accrued benefits he forfeits under such plans.

     The Company and Rismiller further agree that if Rismiller's employment is terminated by the Company at any time or within 180 days after a Change in Control (defined below) of the Company, or if Rismiller voluntarily resigns within such 180 day period (provided, however, that Rismiller's voluntary resignation shall not be deemed to be a termination with consent under this Agreement); Rismiller may elect no later than the earlier of his termination of employment or ten days before the effective date of such Change in Control of the Company, to receive a payment equal to the present value of his Supplemental Retirement benefit under the FirsTier Financial, Inc. Omnibus Executive Benefit Plan in the event of his termination of employment. Such present value shall be calculated as of the date of Rismiller's termination of employment and as if he elected to commence his Supplemental Retirement benefit as of such date. The payment pursuant to this paragraph shall be in lieu of Rismiller's Supplemental Retirement benefit under the FirsTier Financial, Inc. Omnibus Executive Benefit Plan. Unless payment is made to Rismiller pursuant to this paragraph, Rismiller shall, at his option, retain all Supplemental Retirement rights and options available under the FirsTier Financial, Inc. Omnibus Executive Plan.

     The Company and Rismiller further agree that if Rismiller's employment with the Company is terminated (other than with Rismiller's written consent or as a result of his malfeasance; provided, however, that Rismiller's voluntary resignation shall not be deemed to be a termination with consent under this Agreement), Rismiller and his spouse may continue to participate in any group health plan(s) maintained by the Company as he shall elect. The Company and Rismiller will pay for Rismiller's and

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     his spouse's participation in such health plan(s) as if he were still employed. In the event that Rismiller's or his spouse's coverage under a group health plan maintained by the Company shall cause him to realize taxable income, the Company agrees to annually pay Rismiller an amount equal to the tax Rismiller incurs for any fiscal year with respect to such taxable income. The amount paid shall be multiplied by the Gross-Up Fraction (defined below). In the event that the Company is prohibited from including Rismiller in its group health plan(s), the Company shall pay Rismiller the amount necessary for him to purchase comparable medical coverage for himself and his spouse. Such amount shall be multiplied by the Gross-Up Fraction (defined below) to reimburse him for taxes. Rismiller's right to continue participation in the Company's group health plan(s) shall terminate on Rismiller becoming covered under another group health plan which does not exclude coverage on account of a pre-existing condition. In the event of Rismiller's death, this paragraph shall apply to Rismiller's surviving spouse only.

     In the event that Rismiller ceases to be covered by another group health plan, as described in the immediately preceding paragraph of this Section 5, Rismiller and his spouse may participate in any group health plan(s) maintained by the Company as he shall elect (or in the event of Rismiller's death, as Rismiller's surviving spouse shall elect) pursuant to the same provisions of the immediately preceding paragraph of this Section 5 as if Rismiller's right to continue participation in the Company's group health plan(s) had not terminated. The Company and Rismiller further agree that Rismiller and his spouse may participate in any group health plan(s) maintained by the Company for the benefit of retirees of the Company, as he shall elect. The provisions of the immediately preceding paragraph of this Section 5 to this paragraph of Section 5 shall be applied to Rismiller and/or his spouse as if Rismiller had retired from the Company as opposed to being treated as if he were still employed by the Company. The application of the immediately preceding paragraph of this Section 5 shall include, but not be limited to, reimbursement for taxes and reimbursement for purchase of comparable coverage.

6.   EMPLOYMENT COMPENSATION PROTECTION.

     The Company and Rismiller agree that if Rismiller's employment is terminated by the Company as a result of a Change in Control of the Company (the term "Change in Control" shall apply if Rismiller terminates employment with the Company or its successor within one hundred eighty (180) days of the Change in Control, defined below, or the Company or its successor terminates or constructively terminates his employment, within three hundred sixty (360) days of the Change in Control, other than with Rismiller's written consent or as a result of his malfeasance; provided, however, that Rismiller's voluntary resignation shall not be deemed to be a termination with consent under this Agreement; as used herein, constructive termination of employment by the Company or its successor shall occur if Rismiller terminates his employment due to a material breach of any obligation to him by the

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

     Company or its successor, such as a material adverse change in his remuneration, benefits, responsibilities, authority, title or positions), Rismiller shall receive a termination benefit equal to the sum of:

     (i) 2.99 X the sum of his then base salary and bonus awarded by FirsTier's Board of Directors (or any committee thereof) under FirsTier's Annual Performance Incentive Plan during the fiscal year preceding the fiscal year in which such Change in Control occurs notwithstanding whether such bonus was paid, in whole or in part, to Executive during the fiscal year preceding the fiscal year in which such Change in Control occurs or is paid or is payable to Executive, in whole or in part, in the fiscal year in which such Change in Control occurs; plus,

     (ii) an amount equal to the average of the annual incentive bonuses paid to Rismiller under FirsTier's Annual Performance Incentive Plan for the three (3) fiscal years immediately preceding the fiscal year in which the Change in Control of FirsTier occurs.

     A Change in Control shall mean (i) a merger or consolidation of the Company with or into, (ii) the sale or lease of all or substantially all of the Company's assets to, or (iii) an acquisition of more than 50% of the Company's outstanding voting securities by, any other person or entity.
     Further, where no Change in Control is involved, and Rismiller's employment is terminated by the Company (other than with Rismiller's written consent or as a result of his malfeasance), Rismiller (or his estate) shall receive a termination payment equal to 2 times his then base salary multiplied by the Gross-Up Fraction (described in this Section 6, as previously amended) as applied to income taxes, payable over a period of twenty-four (24) months (if Rismiller terminates due to a breach of any obligations to him by the Company such as a material adverse change in his remuneration, benefits, responsibilities, authority, title or positions, then that termination shall be treated as a termination by the Company).

     The above payments shall be in addition to any other severance or termination benefits to which Rismiller may be entitled at the time, and such payments are not to be reduced by any other compensation or income which Rismiller may receive from subsequent employment.

     In the event Rismiller's employment is terminated as described herein where Rismiller is entitled to receive termination benefits, Rismiller shall also be paid a pension amount of $3,000 per month for life with a survivor benefit for Rismiller's spouse unless total benefits receivable by Rismiller under other of the Company's pension or retirement plan equals or exceeds $3,000 per month, in which case no additional benefits under this Section shall be payable to Rismiller.

     In addition, the Company and Rismiller agree that the Company shall reimburse Rismiller for any excise taxes he incurs on account of payment(s) by the Company to

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     Rismiller under any plan, program, agreement or arrangement (except a plan described in Section 401(a) of the Internal Revenue
     Code of 1986, as amended) on account of or occasioned by a Change in Control of the Company; and, in addition, the Company agrees to reimburse Rismiller for income taxes incurred on account of such reimbursement for excise taxes.
     The amount that the Company shall reimburse Rismiller shall be the amount of such excise taxes (and in the case of the reimbursement for taxes described in Section 5, income and/or excise taxes) multiplied by a fraction (the "Gross-Up
     Fraction") the numerator of which is 1.0 and the denominator of which is (1.0 minus the combined rate of all applicable taxes (including federal, state and local income and excise taxes) incurred by Rismiller with respect to a reimbursement which is taxable to him).

7.   STOCK OPTION, PHANTOM UNITS AND RESTRICTED STOCK BENEFITS.

     The Company and Rismiller acknowledge that Rismiller has been awarded Bonus Shares pursuant to the Company's Restricted Stock Bonus Plan, stock options pursuant to the Company's Discounted Nonqualified Stock Option Plan and Phantom Stock Units under the Company's Phantom Stock Unit Plan, all in accordance with the agreement contained as
     Exhibit 2. In the event of a change of control of the Company (defined as (i) a merger or consolidation of the Company with or into, (ii) the sale or lease of all or substantially all of the Company's assets to, or (iii) an acquisition of more than 50% of the Company's outstanding voting securities by, any other entity or person), or where no Change in Control is involved, and Rismiller's employment is terminated by the Company (other than with Rismiller's written consent or as a result of his malfeasance), all rights and benefits under the Plans shall be fully vested and exercisable upon the effectiveness of such change of control (that is, (i) the Company shall then forthwith make payment to Rismiller of any Appreciation Amount and other amounts described under paragraph 6(c) of the Phantom Stock Unit Plan with respect to any Phantom Stock Units granted to Rismiller under such Plan, (ii) any Bonus Shares granted to Rismiller shall then forthwith become free of any and all restrictions imposed on them under the Restricted Stock Bonus Plan, except for the provisions of paragraphs 6(e) and 10 of such Plan, and (iii) any Options granted to Rismiller under the Discounted Nonqualified Stock Option Plan shall then forthwith become exercisable in whole or in part for a period of 90 days after such change in control). In the event of a Change in Control Rismiller shall have the option of exercising such rights and benefits regarding stock options contained in any merger agreement as he may in his sole discretion determine to be more favorable.

     In the event the shareholders of the Company do not approve the Discounted Nonqualified Stock Option Plan at the 1989 annual meeting, Rismiller shall be entitled to receive an additional amount of Bonus Shares or Phantom Stock Units, or both, sufficient to compensate him for the loss of the stock options (taking into account insofar as practical any income tax consequences to Rismiller as a result of the loss of such stock options and their replacement with Bonus Shares or Phantom Stock Units).

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8.   DISPUTES.

     In the event that a dispute arises concerning this Agreement, the Company, through its Executive Committee, and Rismiller agree that they shall, in good faith, use their best efforts to promptly and fairly proceed to resolve such dispute.

9.   AMENDMENTS.

     Any amendments or modification to this Agreement shall be done in written form and executed by both parties.



                                   FIRSTIER FINANCIAL, INC. and
                                   FIRSTIER FINANCIAL, INC. BOARD
                                    OF DIRECTORS


                                   By: /s/ WALTER SCOTT, JR.
                                      -------------------------------
                                       Walter Scott, Jr.
                                       Chairman, Executive Committee



                                   /s/ DAVID A. RISMILLER
                                  -------------------------------

                                   David A. Rismiller

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